EXHIBIT 99.2


2nd Quarter 2004 Results Conference Call Script

JoAnn Mannise:

Good afternoon. My name is JoAnn Mannise, and I am the Director of Investor Relations at HemaCare. I would like to welcome everyone here today to our second quarter 2004
Financial Results Conference Call.  With us here today is
Judi Irving, HemaCare's President and Chief Executive
Officer, and Robert Chilton, Executive Vice President and
Chief Financial Officer.

During this call there will be forward-looking statements on a number of subjects that are based on the Company's current expectations and are subject to various risks and uncertainties. Actual results could differ materially.
Our press releases and quarterly reports on Form 10-Q, as well as our other SEC filings, identify factors that could affect those results. I refer you to those documents. We do not undertake to update forward-looking statements to reflect later events and circumstances or actual outcomes.

And now I would like to introduce Judi Irving who will start with our prepared comments.

Judi Irving:

Thank you, JoAnn.

Welcome to all of you. Today we announced our financial results for the second quarter ended June 30, 2004. We reported net income of $488,000, which represents our third consecutive quarter of profitable results since the implementation of our restructuring plan in the third quarter of 2003 and, on a pretax basis, the most profitable quarter in over 15 years. On a year to date basis for the first six months, our net income has improved by nearly one million dollars compared to the first six months of 2003.
Our improved performance not only reflects the elimination of the financial drain associated with the donor centers we closed as part of the restructuring plan, but more importantly reflects the improved performance of our ongoing facilities now that we are able to focus our efforts on improving our core businesses.

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Our ongoing blood product operations reported a revenue
gain of $810,000, or 20.8%, to $4,713,000 compared with the second quarter of last year. This increase essentially replaced the revenues lost by the closure of under-performing donor centers. Our blood services business segment also reported a revenue gain of $41,000 or 2.2%, despite a decrease of 11.4% in the number of therapeutic procedures performed during the quarter compared to last year. This result is primarily attributable to increased procedure volume in the California market, which has a higher average price than the other markets we serve, and an increase in the surcharges per procedure performed.
Although we are very pleased with the performance of this business unit, past experience has shown that the number of procedures and product mix in this business segment are highly variable. We expect this fluctuation in TA volume to continue for the foreseeable future.

We are now well underway on implementing the primary elements of our long-term strategy to increase sales volume at our existing operations. In addition, we plan to explore other business opportunities that will add to our bottom line through increased utilization of our existing capacity, and take advantage of our core competencies. In addition, the recent improvement in profitability provides us with the opportunity to invest in several important deferred infrastructure projects.

I would like to now turn the call over to Bob Chilton, who will review the operating results in more detail.

Bob Chilton

Thank you, Judi.

I would like to provide some additional detail information regarding the financial results we announced earlier today.

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As Judi mentioned, HemaCare's second quarter results
produced net income of $488,000, or $.06 per share basic and diluted, compared with a net loss of $272,000 for the second quarter of 2003. This represents the best quarterly result for HemaCare in the past 15 years, with the exception of the fourth quarter of 2000 when the Company recognized nearly $3 million in income tax benefit.

The Company finished the quarter with a total decrease in revenue of only $16,000 to $6,921,000, or .2%, compared with the second quarter of 2003. As Judi mentioned, this is mostly as a result of the elimination of revenue from donor centers closed as part of the restructuring plan implemented in the third quarter of 2003. The Company's ongoing blood product operations generated $810,000 more revenue, or a 20.8% increase, during the quarter when compared with the same period in 2003. This is primarily as a result of a 28.9% increase in single donor platelet volume during the quarter, while whole blood volume remained relatively flat. In addition, the Company increased selected prices for some of our blood products, which has contributed to the increase in ongoing operations revenue. The blood services segment generated $41,000 more revenue in the quarter, or 2.2%, to $1,885,000, compared with the second quarter of 2003. The Company experienced an 11.4% decrease in the number of therapeutic procedures performed during the quarter to 1,489, compared with 1,680 for the same period in 2003. This decrease is attributable to the closure of some blood service operations in Illinois, North Carolina, New Jersey and Pennsylvania, as well as a decline in the number of referrals in the New
York market. As we have noted in the past, our experience is that the number of procedures perform can fluctuate from quarter to quarter.

Gross profit for the quarter from the blood products segment increased $866,000, from a small operating loss of $9,000 to a gross profit of $857,000 compared with 2003.
This was due to increases in product pricing, the closure of under-performing donor centers in late 2003, and increased operating efficiencies derived from larger sales volumes at the ongoing donor centers. During the second quarter of 2003, the closed donor centers generated operating losses of $140,000. The closure of these facilities eliminated these operating losses in the first quarter of 2004. In addition, as a result of increasing

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sales volumes at the ongoing donor centers, gross profits
from these centers increased $675,000, to $806,000, representing a 515.3% improvement. The gross profit percentage for the ongoing donor centers during the second quarter improved to 17.1%, compared with 3.4% during the same period in 2003.

During the second quarter of 2004, the Company was informed that the donor center management contracts with Dartmouth-
Hitchcock Medical Center in Lebanon, New Hampshire and with Presbyterian Intercommunity Hospital in Whittier,
California, would not be renewed. As a result, the Company ceased to manage these donor centers in June 2004.
Therefore, we included the results from these donor centers in the closed center category for the quarter and six month periods representing revenue of $372,000 and $888,000 respectively in 2004.

General and administrative expenses increased in the second quarter of 2004 by $109,000, or 12%, when compared with 2003. This is the result of several factors including an increase in accrued management bonuses of $78,000, an increase in insurance expense of $52,000, and an increase in accrued 401(k) employer matching contribution expense compared with the same period in 2003. The increase in accrued management bonuses is the result of the achievement of profitability targets and other improvements in Company operations compared with prior years. The increase in insurance expense was the result of a substantial increase in professional liability insurance when this policy was renewed in mid 2003. Finally, the increase in accrued
401(k) matching expense is the result of the overall improved performance of the Company and the expectation that the Company will make a matching contribution to the 401(k) plan as a result.


The balance sheet as of June 30, 2004 shows cash and cash equivalents of $1,399,000 which is comparable to $935,000 as of the end of 2003. Working capital increased substantially to $1,942,000 from $1,179,000 as of the end of 2003. The main reason for this improvement is an increase in cash and relatively little change in current

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liabilities. In fact, accounts payable increased $261,000
since the end of 2003, which contributed to the increase in cash; however, this was mostly the result of the timing of vendor payments relative to the quarter end, not an intentional decision by management to age vendor payables.
The reason for the improvement in working capital is the payoff of the Comerica Bank line of credit of $450,000 since the end of 2003 that was classified in current obligations under notes payable. Net accounts receivable decreased to $3,047,000 from $3,128,000 as of December 31, 2003. The Company experienced a decrease in the days sales outstanding statistic since the end of 2003 to 40 days compared with 42 days as of December 31, 2003.
Management's efforts to aggressively pursue outstanding receivables over the past year continues to produce positive results since the days sales outstanding statistic stood at 57 days as of June 30, 2003.

This concludes my prepared remarks regarding the second quarter 2004 financial results. I would like to now turn the call back over to Judi for some concluding remarks.

Judi Irving

Thank you Bob.

In closing, we are very pleased with the improvement in profitability that we have accomplished over the past three quarters. We feel that the record profits we reported for the quarter clearly demonstrate that HemaCare is moving in the right direction. We continue to see the results of our efforts to implement a strategic plan to increase revenue at our existing operations, and we are now beginning to explore other business opportunities to improve our future profitability.

This concludes our prepared remarks.

We are now prepared to open the conference for your questions. Operator, would you please provide the callers with the necessary instructions.

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